Exhibit 99.1

U.S. Energy Corp. Announces 24% Increase to Year-End 2022 Proved Producing Reserves and Provides Fourth Quarter 2022 Operations Update

HOUSTON, February 21, 2023 — U.S. Energy Corp. (NASDAQ: USEG, “U.S. Energy” or the “Company”), a growth-focused energy company engaged in operating a portfolio of high-quality producing assets, today announced its 2022 proved reserves and provided an update on its fourth quarter 2022 production, year-end balance sheet, and liquidity.

HIGHLIGHTS

●	Increased year-end 2022 proved developed producing (“PDP”) reserves by 24% to 7.8 million barrels of oil equivalent (“MMBoe”), of which 65% is crude oil, from 6.3 MMBoe at year-end 2021, of which 80% was crude oil:

○	Two acquisitions of long-lived producing assets concentrated in the Gulf Coast and East Texas added approximately 1.6 MMBoe of PDP reserves since the year-end 2021 report;
○	PV-10 of PDP reserves was $173.1 million at SEC pricing, inclusive of marketing differentials, which averaged $90.67 per barrel of crude oil $5.71 per MCF of natural gas;

●	Grew fourth quarter 2022 average daily production to 1,918 barrels of oil equivalent per day (“Boe/d”), representing a 453% increase over fourth quarter 2021 and a 9% increase over third quarter 2022.
●	Exited 2022 with debt of $12.0 million and cash of $4.1 million for total liquidity of $12.1 million.

“U.S. Energy was successful in 2022 executing on our stated acquisition strategy of opportunistically adding significant reserves while maintaining an excellent balance sheet,” said Ryan Smith, U.S. Energy’s Chief Executive Officer. “We are pleased to report strong year-end 2022 proved reserves with our year-end SEC reserve report, prepared by an independent third party, showing an increase of 24% in proved producing reserves and the highest quarter of production in the company’s history. We also achieved record production in the fourth quarter thanks to the strong efforts of our operational team combined with one-time field level investments made in the third and fourth quarters to optimize assets acquired throughout 2022. We look forward to providing more details on our 2023 capital allocation strategy and asset base outlook when we report our fourth quarter earnings next month.”

YEAR-END 2022 PROVED RESERVES VOLUMES:

	Net Crude Oil	Net Natural Gas	Total Net Reserves
	(MBbls)	(MMcf)	(MBOE)
Proved Developed Producing	5,109	16,317	7,828
Proved Non-Producing	31	31	37
Total Proved	5,140	16,348	7,865

OPERATIONS AND FINANCIAL UPDATE

	Q4 2021	Q3 2022	Q4 2022	Y/Y Chg.	Q/Q Chg.
Crude Oil (BBL)	23,424	95,429	102,361	337%	7%
Natural Gas (MCF)	51,028	394,660	444,425	771%	13%
Total (BOE)	31,929	161,205	176,432	453%	9%

Average Daily Production (Boe/d)	347	1,752	1,918

As of December 31, 2022, the Company had $12.0 million of debt outstanding under its revolving credit facility and $4.1 million cash on hand. Together with cash on hand and $8.0 available on the revolving credit facility, the Company’s liquidity at year-end was $12.1 million. Further operating and financial results will be provided and discussed in U.S. Energy’s fourth quarter earnings call in March 2023.

ABOUT U.S. ENERGY

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to environmental stewardship and being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

INVESTOR RELATIONS CONTACT

U.S. Energy Corp.

IR@usnrg.com

(303) 993-3200

www.usnrg.com